UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 13, 2023
CVS HEALTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-01011	05-0494040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive, Woonsocket, Rhode Island        02895
(Address of principal executive offices)            (Zip Code)

Registrant’s telephone number, including area code:         (401) 765-1500
Former name or former address, if changed since last report:    N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Section 7 - Regulation FD.

Item 7.01 Regulation FD Disclosure.

On October 13, 2023, the Centers for Medicare & Medicaid Services (“CMS”) released its 2024 Star Ratings for Medicare Advantage and Medicare Part D prescription drug plans. Based on the newly released 2024 Star Ratings, which will impact revenues in 2025, the percentage of Aetna Medicare Advantage members in 4+ Star plans is expected to increase to 87% (based on current enrollment and contract affiliation), as compared to the unmitigated 21% based on the 2023 Star Ratings. The main driver of this increase was a half Star improvement in the Aetna National PPO (Plan ID H5521), which increased from 3.5 to 4.0 Stars.

As we have previously discussed, the decline in our membership in 4+ Star plans for payment year 2024 resulted in a mitigated 2024 headwind of approximately $800 million to $1.0 billion, which was primarily driven by the decrease of our Aetna National PPO plan from 4.5 to 3.5 Stars. Based on the increase in our membership in 4+ Star plans for payment year 2025, we now expect to be eligible for bonus payments that will recover the majority of that revenue decrease in 2025. We expect to prudently reinvest a portion of this net improvement into our business and will provide additional updates at our Investor Day scheduled on December 5, 2023.

The improvement in the Star Ratings is not projected to have an impact on our previously issued 2023 and 2024 guidance.

A copy of the press release announcing the Star Ratings improvement is furnished herewith as Exhibit 99.1 and hereby incorporated in this Item 7.01 by reference.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health. Statements in this Current Report on Form 8-K that are forward-looking include statements regarding the potential impact of the newly released 2024 Star Ratings. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits to this Current Report on Form 8-K are as follows:

INDEX TO EXHIBITS

99.1	Press Release of CVS Health Corporation, dated October 13, 2023.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH CORPORATION

Date:	October 13, 2023	By:	/s/ Colleen M. McIntosh
Colleen M. McIntosh
Senior Vice President, Secretary and Chief Governance Officer